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NEWS BULLETIN FROM

(COVANSYS(R) LOGO)

FOR FURTHER INFORMATION

INVESTORS:                           MEDIA:
James Trouba                         Dorothy Chisholm
Tel: (248) 848-2267                  Tel: (248) 848-2283
jtrouba@covansys.com                 dchisholm@covansys.com

FOR IMMEDIATE RELEASE

          COVANSYS ANNOUNCES DELAY IN FILING OF THIRD QUARTER FORM 10-Q

FARMINGTON HILLS, Mich., Nov. 9 /PRNewswire-FirstCall/ -- Covansys Corporation (Nasdaq: CVNS), a global consulting and technology services company, today announced that it is further postponing the release of its results for the third quarter ended September 30, 2006. Covansys has completed the detailed revenue account review as set forth in its October 25, 2006 press release and determined that there are no reporting issues resulting from that review.

Separately, at the request of its auditors, BDO Seidman, LLP, the Company is undertaking a process to reassess the revenue recognition-related accounting policies historically applied in 2005 and 2006 to certain of its current and former customer contracts. This analysis relates primarily to the revenue recognition accounting policies the Company has applied to its fixed price contracts and contracts that contain multiple elements, most of which were divested as part of the sale of the Company's state and local government consulting practice in the second quarter of 2006. Due to the initiation of this review, Covansys will file a Form 12b-25 with the Securities and Exchange Commission, pursuant to which it will extend the filing date of its third quarter Form 10-Q until Tuesday, November 14, 2006. The Company is devoting all available resources to complete this reassessment process as soon as possible. There can be no assurance, however, that it will be able to complete the review and file its Form 10-Q within the extended filing period or that the process may not result in adjustments to previously reported amounts.


SAFE HARBOR STATEMENT

With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed in this press release are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include internal control weaknesses, costs, effects and risk related to the outcome and possible further delays associated with the company's ongoing process to reassess its accounting policies, risk that failure to timely file the third quarter Form 10-Q could result in regulatory action, variability of operating results, failure to recruit, train and retain skilled IT professionals, impact of changes in estimates on fixed price projects, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the Company to negotiate contract renewals at comparable terms, limited protection of intellectual property rights, infringement by our services on the property rights of others, legal liability and damage to our professional reputation from claims made against our work, and risks related to merger, acquisition and strategic investment strategy.


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